Exhibit 10.21

JMP GROUP INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN
COMPANY PERFORMANCE
NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the JMP Group Inc. Amended and Restated Equity Incentive Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows.  Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number

Date of Award	February 8, 2012

Vesting Commencement Date	February 8, 2012

Total Number of Restricted Stock Units Awarded (the “Units”)

Expiration Date	Third Certification Date (as defined herein)

Vesting Schedule:

Subject to the Grantee’s Continuous Service, and any limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”).

Two conditions must be met before the Units will vest.  The first condition will be based on certification of the Company’s EPS, as set forth directly below.  The second condition will be based on the Grantee’s Continuous Service through December 31, 2014.

The Units will become eligible to vest on the date on which the Compensation Committee of the Board of Directors (the “Compensation Committee) certifies the EPS (as defined in this Notice) for the period from the Date of Award through December 31, 2012 (“Year 1”) (the “First Certification Date”).  In the event that the Units do not become eligible to vest on the First Certification Date, the Units will become eligible to vest on the date on which the Compensation Committee certifies the EPS for the period from January 1, 2013 through December 31, 2013 (“Year 2”) (the “Second Certification Date”).  In the event that the Units have not become eligible to vest immediately following the Second Certification Date, the Units will become eligible to vest on the date on which the Compensation Committee certifies the EPS for the period from January 1, 2014 through December 31, 2014 (the “Third Certification Date”).  Each Certification Date is anticipated to coincide with the filing of the Company’s Form 10-K with respect to the preceding year; provided, however, that the Administrator in its sole and absolute discretion may determine that any Certification Date shall occur on a different date.

If the Units become eligible to vest on one of the three above-mentioned Certification Dates, vesting will occur on December 31, 2014 provided the Grantee remains in Continuous Service as of that date.  Units may vest only once and upon vesting, the Award is extinguished.

For purposes of this Notice, “EPS” means the earnings per share of JMP Group Inc. common stock as reported in the Company’s annual audited financial statements which, for clarity, shall be the net income attributable to JMP Group Inc. per common share, diluted, excluding, in the Company’s sole and absolute discretion:

(i)	expenses attributable to employee equity compensation;
(ii)	acquired loan sale gains at JMP Credit as adjusted for compensation accruals and taxes;
(iii)	net amortization of liquidity discounts on asset backed securities and intangible assets at JMP Credit;
(iv)	unrealized gains and losses from publicly traded corporate strategic investments;
(v)
unrealized gains and losses from warrants, options or similar rights to acquire securities received in connection with corporate finance engagements or other services provided, as adjusted for compensation accruals; and

(vi)	any unusual or non-recurring charges in the Company's sole and absolute discretion.

All such amounts shall be as determined in accordance with generally accepted accounting principles (GAAP), or to the extent set forth as non-GAAP measures in the Company’s earnings announcements or internal reports, in accord with such methodologies and applied in the Company’s sole and absolute discretion to determine the EPS for a particular year for purposes of the Award.

The extent to which the Units become eligible to vest will depend upon the EPS in Year 1 (fiscal year 2012), Year 2 (fiscal year 2013) and Year 3 (fiscal year 2014) as follows.  EPS is measured per calendar/fiscal year and EPS amounts revert to zero with respect to each year under this Award:

Year 1 EPS - $0.65;
Year 2 EPS - $0.70; and
Year 3 EPS - $0.75.

Notwithstanding the foregoing, no more than 100% of the Total Number of Restricted Stock Units Awarded shall become vested.  For purposes of clarity, the Grantee’s Continuous Service must remain in effect through December 31, 2014 for any Units to vest.

In the event of a Change in Control, one hundred percent (100%) of the Units shall vest immediately prior to the effective date of such Change in Control so long as the Grantee remains in Continuous Service at that time; provided for the avoidance of doubt, however, that this provision shall apply to a Corporate Transaction only if such transaction is a Change in Control.

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In the event of the Grantee’s change in status from Employee to Consultant or Director, the determination of whether such change in status results in a termination of Continuous Service will be determined in accordance with Section 409A of the Internal Revenue Code (the “Code”).

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company.

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, whether the decision to terminate Continuous Service is made to the Company or the Grantee, excluding death or Permanent Disability (as defined in this Notice).  In the event the Grantee terminates Continuous Service for any reason, excluding death or Permanent Disability, any unvested Units held by the Grantee immediately following such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

Notwithstanding anything else written herein, in the event of the Grantee’s death, any unvested Units held by the Grantee immediately prior to his or her death shall continue to vest, if at all, in accordance with the Vesting Schedule set forth above.

In the event of the Grantee’s termination of Continuous Service due to Permanent Disability, any unvested Units held by the Grantee immediately following such termination of Continuous Service shall continue to vest, if at all, in accordance with the Vesting Schedule set forth above; provided, however, that such vesting shall not be subject to the Grantee’s Continuous Service during the period in which the Grantee’s Permanent Disability remains in effect.  Notwithstanding the foregoing, if the Grantee’s Permanent Disability ceases, any further vesting of the Units thereafter shall be subject to the Grantee’s Continuous Service.  If the Grantee does not resume Continuous Service immediately following cessation of his or her Permanent Disability (other than due to death), then any unvested Units held by the Grantee immediately following such cessation of Permanent Disability shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.  For purposes of this Notice, “Permanent Disability” means any period during which the Grantee is entitled to receive benefits under the Company’s long-term disability policy in effect as of the termination of the Grantee’s Continuous Service as a result of the carrier of such policy deeming the Grantee to be disabled (ignoring for purposes of this Agreement any waiting period prior to the commencement of benefit payments and any lump-sum settlement of any such policy liability to make on-going benefit payments).

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

JMP GROUP INC.
a Delaware corporation

By:	Raymond Jackson
Title:	Chief Financial Officer

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THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD).  THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof.  The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan.  The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares.  The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s Employee Access website at www.employease.com or otherwise.  By signing below (or by providing an electronic signature) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s Employee Access website t; (ii) represents that the Grantee has access to the Company’s Employee Access website or otherwise; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 9 of the Agreement.  The Grantee further agrees to the venue and jurisdiction selection in accordance with Sections 7 and 10 of the Agreement.  The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:
Grantee’s Signature

Grantee’s Printed Name

Address

City, State & Zip

Award Number:  ____

JMP GROUP INC.
AMENDED AND RESATED EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.             Issuance of Units.  JMP Group Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the JMP Group Inc. Amended and Restated Equity Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference.  Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2.             Conversion of Units and Issuance of Shares.

(a)           General.  Subject to Section 2(b) and (c), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting.  Immediately prior to the specified effective date of a Change in Control (as defined in the Plan) and subject to Section 2(b) and (c), vesting shall accelerate and one Share shall be issuable for each Unit subject to the Award.  Within ten (10) business days thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations.  Notwithstanding the foregoing, the relevant number of Shares shall be issued no later than March 15th of the year following the calendar year in which the Award vests.  Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.  Notwithstanding the foregoing, the Company may, in its sole discretion, make a cash payment in lieu of the issuance of the Shares in an amount equal to the value of one share of Common Stock multiplied by the number of then vested Units subject to the Award.

(b)           Delay of Conversion.  The conversion of the Units into the Shares under Section 2(a) above shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law.  If the conversion of the Units into the Shares is delayed by the provisions of this Section 2(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law.  For purposes of this Section 2(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.

(c)           Delay of Issuance of Shares.  The Company shall have the authority to delay the issuance of any Shares under this Section 2 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period..

3.             Transfer Restrictions and Right to Shares.  The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.  Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Units in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.  The terms of the Units shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.  The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

4.             Covenants.

(a)           Confidential Information.  The Grantee hereby acknowledges that unauthorized disclosure of Confidential Information to third parties outside the Company will cause the Company substantial, immediate and irreparable harm.  For purposes of this Agreement, “Confidential Information” means non-public information concerning the Company and its clients, including without limitation, information concerning the Company’s and its clients’ businesses, strategies, operations, financial affairs, organizational and personnel matters, policies and procedures.  Confidential Information may have been or be provided in written or electronic form or orally.  In consideration of this Award and in consideration of, and as a condition to, continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, the Grantee hereby undertakes to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure.  Without limiting the foregoing, except as authorized by the Company or as required by Applicable Law, the Grantee may not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, partner, employee, attorney or agent of the Company and, in the Grantee’s reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Company.  The Grantee may not take or use Confidential Information for his or her own purposes, or purposes of third parties, either directly or indirectly, including, without limitation, for the purpose of furthering current or future employment outside the Company or for outside activities, personal gain or profit.  The Company reserves the right to avail itself of all legal or equitable remedies, including preliminary injunction and restraining order, to prevent impermissible use of Confidential Information and/or to recover damages incurred as a result of such use of Confidential Information.  The foregoing obligations will survive, and remain binding and enforceable notwithstanding any termination of the Grantee’s Continuous Service and any settlement of the financial rights and obligations arising from the Grantee’s Continuous Service.  Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Grantee and the Company shall constitute Confidential Information except that the Grantee may disclose information concerning such dispute to the arbitrator or other trier of fact who is considering such dispute, or to the Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

(b)           Competitive Activities.  In consideration of this Award and to the extent permitted by applicable law, Grantee hereby agrees that during the Grantee’s Continuous Service and for a period of one year following his or her termination of Continuous Service due to voluntary resignation from the Company, he or she will not, without the prior written consent of the Executive Committee of the Board (the “Executive Committee”), which consent may be withheld in its sole and absolute discretion, (A) form, or acquire a five percent (5%) or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise (as defined herein); or (B) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (x) which is similar or substantially related to any activity in which the Grantee was engaged, in whole or in part, at the Company, or (y) for which the Grantee had direct or indirect managerial or supervisory responsibility at the Company.  For purposes of this Agreement, a “Competitive Enterprise” is a business enterprise located within the United States that engages in, or owns or controls a significant interest in any entity that engages in, financial services activity that competes directly or indirectly with the Company, including, without limitation, investment banking; underwriting; placement agent activities; public or private finance; financial advisory services; investment advice; merchant banking; asset or hedge fund management; private equity or other public or private investment funds; real estate investments, services or vehicles; securities research, brokerage, sales, lending, custody, clearance, settlement or trading; or any similar activities or provision of services or products (all of the foregoing for anyone other than the Grantee and members of the Grantee’s family and in such case, the Grantee shall provide full, complete and accurate disclosure to the Board upon its request with respect to such activities (including, without limitation, supporting trade data)).

(c)            Solicitation of Clients.  In consideration of this Award and to the extent permitted by applicable law, Grantee hereby agrees that during the Grantee's Continuous Service and for a period of one year following the termination of his or her Continuous Service, Grantee will not, in any manner, directly or indirectly, (A) Solicit a Client (each as defined herein) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (B) interfere with or damage (or attempt to interfere with or damages) any relationship between the Company and a Client or (C) divert business opportunities away from the Company.  For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action and the term “Client” means any client or prospective client of the Company to whom the Grantee provided services, or for whom the Grantee transacted business, or from whom the Grantee solicited business within one year prior to termination of the Grantee’s Continuous Service with the Company.  This restriction is understood to be inherently reasonable in its geography because it is limited to the places where said Client(s) do business.  However, for any jurisdiction where an additional geographic restriction is necessary to make this provision enforceable, it shall be considered limited in its geographic scope to the lesser of (a) Grantee’s assigned area of geographic responsibility if the Company assigned Grantee a geographic territory, or (b) those states within the United States, and those comparable political subdivisions of other countries, where the Company does business or is actively planning to do business during Grantee’s employment and where Grantee has involvement and contact with Clients of the Company.

(d)           Solicitation of Employees.  In consideration of this Award, the Grantee hereby agrees that during the Grantee’s Continuous Service and for a period of one year following the termination of his or her Continuous Service, Grantee will not, in any manner, directly or indirectly, Solicit any person who is an Employee to resign from the Company or to apply for or accept employment with any Competitive Enterprise.

(e)           Garden Leave.  In consideration of this Award and to the extent permitted by applicable law, the Grantee hereby agrees that during the Coverage Period, the Executive Committee may, in its sole and absolute discretion, continue Grantee’s employment, pay the Grantee’s base salary or draw, as applicable, and require that the Grantee refrain from engaging in any other employment or business activities until the Executive Committee determines the Client relationships are transferred to the Company.  The Grantee may continue to participate in any benefit plan for which he or she continues to be eligible, subject to the payment of necessary premiums.  The Grantee will not receive or participate in any incentive pay or bonus arrangements.  During the Coverage Period, the Grantee will not be required to perform any duties for the Company.  During the Coverage Period, the Company may, in its sole discretion, deny or restrict the Grantee’s access to the Company’s clients, customers, premises, Confidential Information and telephone and computer systems.  For purposes of this Agreement, the term “Coverage Period” means, at the discretion of the Executive Committee, either the 90-day period beginning on the date on which notice of the Grantee’s termination of Continuous Service is delivered to or by the Company or the 90-day period beginning on the date of termination of the Grantee’s Continuous Service.  The Company may, in its sole discretion, elect not to invoke, or to shorten, the duration of, the Coverage Period.  If the Company elects to terminate the Coverage Period early, the Company will not continue to pay, or provide benefits to, the Grantee.  In the event of any breach of this provision by the Grantee, the Company will have no obligation to continue providing compensation or benefits to Grantee.  Grantee acknowledges that a breach of his or her obligations hereunder would cause irreparable damage to the Company and monetary damages alone would be an insufficient remedy for such a breach.  Therefore, the Company, in addition to any other rights or remedies that it may have, will be entitled to a preliminary or temporary injunctive order restraining Grantee from violating or continuing to violate such obligations.  This Policy does not alter Grantee’s at-will employment status with the Company.

(f)           Reasonable Scope.  Grantee acknowledges and agrees that the covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the trade secrets, Confidential Information, client relationships, goodwill, and other legitimate business interests of the Company.

(g)           Extended Duration of Covenants.  The duration of the non-solicitation, non-competition and garden leave clauses set forth in Paragraphs 4(b) – (e) shall be extended by the length of time of any litigation relating to the enforcement of these clauses.

5.      Taxes.

(a)           Tax Liability.  The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.  The Grantee does not have discretion to direct the Company to withhold any amount in excess of the minimum statutory tax withholding requirements, to make any such excess tax payments on behalf of the Grantee, or to withhold or pay any amount in satisfaction of the Grantee’s other tax liabilities.

(b)           Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.  Under no circumstances will the Company be obligated to withhold any amount in excess of the minimum Tax Withholding Obligation, or to withhold or pay any additional amount in satisfaction of the Grantee’s other tax liabilities.

(i)           By Share Withholding.  The Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii)           By Sale of Shares.  Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation.  Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable.  The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee.  The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii)           By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.

6.           Entire Agreement; Severability; Blue Pencil.  The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.  Should any provision of the Notice, the Plan or the Agreement be determined to be illegal or unenforceable, only such provision or provisions shall be invalid and will not invalidate the remaining provisions.  The other provisions shall remain effective and shall remain enforceable, and if possible, the invalid term shall be revised, or a new valid term provided, to preserve the original intent of the parties.  If any court determines that any of the covenants and agreements, or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

7.           Governing Law.  These agreements are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

8.           Construction.  The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9.           Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10.         Arbitration.  The parties agree that any dispute, controversy or claim, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement, or arising out of Grantee’s employment with the Company or otherwise concerning any rights, obligations or other aspects of such Grantee’s employment relationship with respect to the Company or with respect to the Notice, the Plan or this Agreement shall be brought exclusively through final and binding arbitration. This Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the arbitrability, enforceability, revocability or validity of the Agreement or any portion of the Agreement. The arbitration shall be held in the City and State where Grantee is or was employed by the Company, and  shall be conducted before, and in accordance with the rules then obtaining of, FINRA or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.   This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief. The Grantee shall keep confidential all matters relating to, and all communications, whether oral, written or electronic, in connection with any such arbitration proceedings.  Each party shall bear his, her or its own legal fees, costs and expenses of any such arbitration proceedings.  Regardless of any other terms of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Disputes that may not be subject to predispute arbitration agreements as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the arbitration of any such claim, controversy, action or proceeding before FINRA.  If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable

11.         Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

12.         Amendment and Delay to Meet the Requirements of Section 409A.  The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.

END OF AGREEMENT